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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section12(b) or (g) of the
                         Securities Exchange Act of 1934


                                EKCO GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                  11-2167167
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(State of incorporation or organization)       (IRS Employer Identification No.)


98 SPIT BROOK ROAD, SUITE 102, NASHUA, NH                   03062
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 (Address of principal executive offices)                 (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the
following box. [   ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box. [   ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this Form relates:
___________ (if applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                       Name of each Exchange on which
     to be so registered                       each class is to be registered
 ----------------------------                  ------------------------------
 COMMON STOCK, $.01 PAR VALUE                     AMERICAN STOCK EXCHANGE
PREFERRED SHARE PURCHASE RIGHTS                   AMERICAN STOCK EXCHANGE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         DESCRIPTION OF COMMON STOCK:

         The Company is authorized to issue 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). As of June 30, 1999, there were 19,142,689 shares of Common Stock issued and outstanding.

         Holders of the Common Stock are entitled to one vote per share on all matters presented to the stockholders of the Company. There is no provision for cumulative voting. Each stockholder is entitled to receive a pro rata share of such dividends as may be declared by the Board of Directors out of the funds available therefor, and to share ratably in the net assets in the event of liquidation. All of the shares which are issued and outstanding are fully-paid and non-assessable. No holder of any share of Common Stock has any preemptive right to purchase any security which the Company may hereafter issue and the Common Stock is not subject to any conversion rights, redemption provisions, or sinking fund provisions. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one-one hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share. American Stock Transfer and Trust Company, New York, New York, acts as Transfer Agent and Registrar for the Common Stock.

         DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS:

         The Registrant incorporates herein by reference the information under "Item 1. Description of Securities to be Registered" contained in Amendment No. 4 to Registrant's Registration Statement on Form 8-A filed by the Registrant on April 9, 1997.

Item 2.  EXHIBITS.


                  (1)      Form of Common Stock Certificate (filed herewith).

                  (2) Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1(i)(a) to Registrant's Annual Report on Form 10-K for the year ended December 31,
                           1995).

                  (3) Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1(ii) to Registrant's Annual Report on Form 10-K for the year ended December 29, 1996).

                  (4) Form of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1(i)(b) to Registrant's Annual Report on Form 10-K for the year ended December 28, 1997).

                  (5) Amended and Restated Rights Agreement, dated as of March 21, 1997, between EKCO Group, Inc. and American Stock Transfer & Trust Company, including Form of Rights Certificate (incorporated herein by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed by the Registrant on April 9, 1997).



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              EKCO GROUP, INC.



                              By:  /s/ J. Jay Althoff
                                   ---------------------------------------------
                                   J. Jay Althoff
                                   Vice President, General Counsel and Secretary

Dated:    July 21, 1999


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